Exhibit (h)(2)(vi)

AMENDMENT TO THE

FUND ACCOUNTING AGREEMENT

AMENDMENT (“Amendment”) made and effective as of June 1, 2019, by and among ProFunds (“ProFunds”), a Delaware statutory trust having a principal place of business located at 7501 Wisconsin Avenue, Suite 1000E, Bethesda, Maryland 20814 on behalf of each of its series identified in Schedule A to the Agreement (defined below) and all other series subsequently established by ProFunds, severally and not jointly, Access One Trust, a Delaware statutory trust having a principal place of business located at 7501 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814 on behalf of each of its series identified in Schedule A to the Agreement (defined below) and all other series subsequently established by ProFunds, severally and not jointly, (“AOT” and together with ProFunds, the “Trusts”), and Citi Fund Services Ohio, Inc., an Ohio corporation having its principal place of business located at 4400 Easton Commons, Suite 200, Columbus, Ohio 43219 (“Citi”, and with the Trusts, the “Parties”), to that certain Fund Accounting Agreement, dated January 1, 2004, as amended, between the Parties (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain fund accounting services for the Trusts; and

WHEREAS, the Parties now wish to amend the Agreement pursuant to this Amendment in order to update certain security pricing and other miscellaneous fees.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.         Amendment to Schedule B.

Schedule B to the Agreement is hereby deleted in its entirety and replaced with the Schedule B attached hereto.

2.         Amendment to Schedule D.

Schedule D to the Agreement is hereby deleted in its entirety and replaced with the Schedule D attached hereto.

3.         Representations and Warranties.

(a)       Each Trust represents that it has full power and authority to enter into and perform this Amendment, that this Amendment constitutes the legal, valid and binding obligation of each Trust in accordance with its terms, and that it has provided this Amendment to its Board of Trustees.

(b)       Citi represents that it has full power and authority to enter into and perform this Amendment and that this Amendment constitutes the legal, valid and binding obligation of Citi in accordance with its terms.

4.         Miscellaneous.

(a)       This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)       Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by all Parties hereto.

(c)       Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)       This Amendment may be executed in counterparts, each of which shall be an original but all of which when so executed and delivered, taken together, shall constitute one and the same agreement.

(e)       For purposes of this Section 4(e), each of ProFunds and AOT is referred to as a “Trust.”  Each of the Agreement and this Amendment constitutes a separate and distinguishable agreement between Citi and each Trust on behalf of its respective series. Each of the Agreement and this Amendment has been structured as a single document for convenience only and shall not constitute any basis for joining the rights or obligations of the Trusts and/or their respective series for any reason.  The representations, warranties, duties and obligations of each Trust on behalf of its respective series under the Agreement and this Amendment are several, not joint. The representations, warranties, duties and obligations of Citi to each Trust on behalf of its respective series are separate and do not inure to the other Trust or its respective series. Neither Trust nor its respective series shall be responsible for the actions (or inactions) of the other Trust or its respective series.

—Signatures follow on Next Page—

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective officers or authorized representatives as of the day and year first above written.

PROFUNDS, on behalf of each of its series, severally and not jointly		ACCESS ONE TRUST, on behalf of each of its series, severally and not jointly

By:	/s/ Todd B. Johnson	By:	/s/ Todd B. Johnson

Name:	Todd B. Johnson	Name:	Todd B. Johnson

Title:	President	Title:	President

Date:	June 17, 2019	Date:	June 17, 2019

CITI FUND SERVICES OHIO, INC.

By:	/s/ Dominic Crowe

Name:	Dominic Crowe

Title:	Managing Director

Date:	June 17, 2019

SCHEDULE B

TO THE FUND ACCOUNTING AGREEMENT BETWEEN
PROFUNDS, ACCESS ONE TRUST and CITI FUND SERVICES OHIO, INC.

DATED January 1, 2004 (Amended as of June 1, 2019)

FUND ACCOUNTING SERVICES

Citi shall perform the following services in accordance with the services standards set forth in Schedule C attached hereto.

(a)           Maintenance of Books and Records. Citi shall keep and maintain on behalf of the Trust all books and records which the Trust is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), relating to the maintenance of books and records in connection with the services to be provided hereunder.

(b)           Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, Citi shall perform the following accounting services daily for each Fund in accordance with accounting principles generally accepted for investment companies:

(i)	Calculate the net asset value per share for each class utilizing prices obtained from the sources described in subsection (b)(ii) below;
(ii)	Obtain security prices from Board-approved independent pricing services, or when
(iii)

required pursuant the Fund’s pricing and valuation guidelines, obtain such prices from the Trust’s Board of Trustees or from the sources designated by the Board; provided, however, that Citi shall not be responsible for determining any prices for securities or other instruments held by any of the Funds;

(iv)	Verify and reconcile with the Funds’ custodian all investment security and cash activity;
(v)

Compute, for each share class, as appropriate, each Fund’s net investment income and capital gains, capital gain distribution factors, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, SEC yield and weighted average portfolio maturity;

(vi)

Review daily the net asset value calculation and dividend factor (if any) for each Fund share class prior to release to shareholders, check and confirm the net asset values and distribution/dividend factors for reasonableness, and distribute net asset values, distribution factors and yields to NASDAQ;

(vii)	Report to the Trust’s Board on the weekly results of the marked to market valuation of each money market Fund with the comparison to the valuation made on the amortized cost basis;
(viii)	Determine unrealized appreciation and depreciation on securities that are “marked-to- market”;
(ix)	Amortize premiums and accrete discounts on fixed income securities purchased;
(x)	Calculate interest accruals based on current rates on variable interest rate instruments;
(xi)	Post Fund and class transactions, including but not limited to capital share activity, income, expenses, and investment security activity, to appropriate general ledger accounts;
(xii)	Accrue expenses of each Fund according to instructions received from the Trust’s Administrator;
(xiii)	Maintain original cost of investment securities, calculate realized gain/loss on investment transactions with pre-determined lot selection methodology, and accumulate in appropriate holding period category.
(xiv)

Post investment transactions on either Trade date or Trade date plus one, based on convention approved by Trust management. Note that on quarter-end this convention may be suspended, due to compliance or financial reporting purposes.

(xv)	Verify daily change in performance matches underlying benchmark and/or reconcile variance with Investment Advisor.
(xvi)	Provide requested data to reporting agencies, such as, Morningstar, Lipper, etc.
(xvii)	Provide access to financial data and reports through Fundlink or comparable remote/internet platform.
(xviii)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions, (3) income and expense accounts; and (4) other receivables/payables as necessary.
(xix)	Provide accounting reports in connection with the Trust’s regular annual audit and other audits and examinations by regulatory agencies; and
(xx)	Provide such periodic reports as the parties shall agree upon.
(xxi)	Calculate the Funds’ portfolio turnover rates.
(xxii)

Develop and monitor the Fund Accountants’ controls and procedures as necessary for the Trust’s Disclosure, Controls and Procedures and Internal Controls over Financial Reporting under the Sarbanes Oxley Act of 2002.

(xxiii)	Record corporate actions (e.g., dividends, splits, spin-offs, mergers, etc.) based on available information in accordance with generally accepted accounting principles.

(c)           Special Reports and Services.

(i)	Provide additional special reports upon the request of the Trust or a Fund’s investment adviser.
(ii)

Provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

(d)           Additional Accounting Services. Citi shall provide accounting information as may be reasonably appropriate for the following:

(i)	federal and state income tax returns and federal excise tax returns;
(ii)	the Trust’s reports with the Securities and Exchange Commission (“SEC”) on Form N-CEN and Form N-CSR, as required;
(iii)	the Client’s monthly schedules of investments for filing with the SEC on Form N-PORT, effective for the period beginning June 1, 2019;
(iv)	the Trust’s annual and semiannual shareholder reports;
(v)	registration statements on Form N-lA and other filings relating to the registration of shares;
(vi)	the Administrator’s monitoring of the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;
(vii)	annual audit by the Trust’s auditors;
(viii)	examinations performed by the SEC; and
(ix)	meetings of the Board of Trustees.

SCHEDULE D

FEE SCHEDULE

FUND ACCOUNTING SERVICES

Each Trust shall pay the following fees to Citi as compensation for the services rendered hereunder. All fees shall be aggregated and paid monthly.

Flat Fee

The Trusts pay an annual base fee of nine hundred thousand dollars ($900,000)

Asset based fees

Each Trust separately pays an asset based fee at the annual rate set forth below.  For the avoidance of doubt, for the purposes of determining the break points, the assets of both Trusts are combined, however, each Trust only pays fees on its own assets

First $1 Billion in Assets	3.000 bps
Next $1 Billion in Assets	2.750 bps
Next $1 Billion in Assets	1.500 bps
Next $7 Billion	0.500 bps
Assets greater than $10 Billion in Assets	0.375 bps

Security Pricing and Valuation fees

Asset Type	Monthly Fee ($)
Equities	1.85
Asset Backed	15.55
General Bonds	11.65
Government Bonds	11.65
Complex Debt	13.20
Listed Derivatives	3.00
Simple OTCs	21.95
Mid Tier OTCs	72.05
Complex OTCs	313.85

Notes

1.     Monthly rates reflected are based upon current primary pricing vendor selections.

2.     Each “Asset Type” can typically be expected to include the following security types:

•      Equities:  Domestic Equity, Foreign Equity, Warrants

•      Asset Backed:  ABS, MBS, CMO’s, CMBs

•      General Bonds:  US Investment Grade Corporate Bonds, US High Yield Corporate Bonds, International Bonds

•      Government Bonds:  Agency Debt, US Government Bonds, Money Market, Municipal Bonds

•      Complex Debt:  Bank Loans

•      Listed Derivatives:  Futures, options

•      Simple OTC:  Interest Rate Swap; OTC Options; Currency Forwards; Currency Swap

•      Mid Tier OTC:  Total Return Swap; Asset Swaps; Cross Currency Swaps; Credit Default Swaps

•      Complex OTC:  Exotic Options; Volatility Swaps; CDOs; CLOs

3.     Security Pricing Valuation Services will not be subject to the annual fee increase.

4.     The fees for Security Pricing Valuation Services are calculated for the Fund Complex in its entirety based on the number unique securities held within each asset type on a monthly basis.

OTHER FEES

SOC-1 / SSAE 16 Charges (per Class)	$125

SYSTEM DEVELOPMENT/AD-HOC REPORTING FEES

Billed at an hour rate of $150.00 per hour

OUT-OF-POCKET EXPENSES

Each trust shall reimburse Citi for its respective out-of-pocket charges including, but not limited to tax data services and travel and entertainment expenses to board meetings.